Exhibit 10.1

Pacira Pharmaceuticals, Inc. 10450 Science Center Drive San Diego, CA 92121 Phone: (858) 625-2424 FAX: (858) 625-2439

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT

RECIPIENT:                                                                        Gary Pace, Ph.D

EFFECTIVE DATE:                                  August 17, 2012

This Second Amended and Restated Consulting Agreement (the “Agreement”) is entered into this day, August 17, 2012, by and between Pacira Pharmaceuticals, Inc., a California corporation, having its principal place of business at 10450 Science Center Drive, San Diego, California 92121 (the “Company”), and Gary Pace located at the address listed above (the “Consultant”), and is made with respect to the following recitals and agreements:

WHEREAS, as of June 2, 2011 (the “Effective Date”) Company and Consultant entered into a Consulting Agreement; (the “Original Agreement” );

WHEREAS, as of April 3, 2012, the Original Agreement was amended and restated pursuant to the Amended and Restated Consulting Agreement (the “First Amended Agreement”);

WHEREAS, Company and Consultant wish to further amend and restate the First Amended Agreement to read as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises described below, the First Amended Agreement is hereby amended and restated to read, and Company and Consultant agree, as follows:

1.                                      Services; Fees.

a)  Consultant is hereby retained as an independent contractor to provide the services described in Exhibit A hereto (the “Services”). Consultant shall receive fees for such Services and reimbursement for expenses as set forth in Exhibit A hereto. Such Services shall be performed as requested from time to time by Company’s chief executive officer, or as otherwise set forth on Exhibit A.

b)  Consultant shall diligently perform the Services in full compliance with the highest professional standards of practice in the industry and applicable laws.  Anything to the contrary contained in this Agreement notwithstanding, Consultant agrees and acknowledges that during the Term (as defined below) there is neither a minimum amount of Services for which Company is obligated to engage Consultant, nor shall this Agreement be construed as limiting in any way Company’s right to contract for similar services with any other party.  In no event shall this Agreement be construed as obligating Company to pay any amounts for Services performed under this Agreement unless (i) Company actually engages Consultant to perform Services pursuant to this Agreement, and Consultant actually performs such Services, and (ii) each such engagement to perform Services is evidenced by Exhibit A or other written agreement between the parties prior to the commencement of such Services.

c)  In consideration of the Services, Consultant shall receive the fees set forth on Exhibit A (the “Consulting Fees”).  Consultant represents that the compensation: (i) is payment in full for the Services, and (ii) reflects the fair market value of the services described herein, commensurate with the fees charged by Consultant for providing similar services to other entities.

2.                                      Term. The initial term of this Agreement commenced on the Effective Date and shall continue until either party terminates this Agreement pursuant to this Section 2 (the “Term”). Consultant’s services shall be rendered as requested by Company and in a manner satisfactory to Company. This Agreement may be terminated by either party upon giving thirty (30) days prior written notice to the other party.  Upon termination of this Agreement, Consultant shall only be entitled and Company only obligated to pay for any Consulting Fee(s) due to Consultant for Services actually rendered and non-cancellable expenses incurred prior to the termination date in accordance with the terms and conditions of this Agreement.  Notwithstanding the foregoing, in the event Company terminates this Agreement as a result of Consultant’s failure to comply with the representations and warranties set forth herein, Company shall be entitled to withhold payment for Services previously rendered. This sentence and Sections 4, 5, 7, 8, 9, 10 and 13 shall survive the termination of this Agreement for any reason.

3.                                      Representations and Warranties of Consultant. Consultant represents and warrants that Consultant has the requisite expertise, ability and legal right to render the consulting services, and will perform the Services in an efficient manner and in accordance with the terms of this Agreement. Consultant shall abide by all laws, rules and regulations that apply to the performance of the Services and when on Company premises, will comply with Company’s policies with respect to conduct of visitors.  Consultant represents and warrants that Consultant is not and has not been: (i) excluded from participation in, or otherwise ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a-7b(f)) or in any other government payment program; (ii) listed on the General Services Administration’s List of parties Excluded from Federal Procurement and Nonprocurement Programs; or (iii) debarred under the Generic Drug Enforcement Act of 1992 (the “GDE Act”) (21 U.S.C. § 335(a) and (b)). To the best of Consultant’s knowledge, Consultant represents and warrants that Consultant has not engaged in any activity that could lead Consultant to become excluded or debarred as set forth above. Consultant further represents and warrants that Consultant does not and will not use in any capacity the services of any person excluded or debarred as set forth above. If Consultant is debarred or excluded as set forth above, during the Term, Consultant agrees to immediately notify Company, and this Agreement shall automatically terminate as of the date of such exclusion or debarment, without the requirement of notice from Company.  Consultant further represents and warrants that in providing the Services, Consultant shall be responsible for Consultant’s own compliance with all applicable local, state and federal laws and regulations.

4.                                      Confidentiality.

(a)                                 Consultant recognizes that in performing services under this Agreement it will have contact with information of substantial value to Company, which is not generally known and which gives Company an advantage over its competitors who do not know or use it, including, but not limited to, Company Inventions (as defined below), improvements to the Company’s technology, techniques, drawings, processes, inventions, developments, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of Company and of any other corporation or entity that may be a party to a particular transaction with the Company (hereinafter referred to as “Confidential Information”). Confidential Information shall also include information belonging to a third party which Company is obligated to keep confidential from others.

(b)                                 Consultant agrees, at all times, to (i) regard and preserve as confidential such Confidential Information using the same standard of care as he uses to protect its own confidential information (but in no event less than a reasonable standard of care), (ii) not use the Confidential Information for any purpose other than as necessary to perform the Services, and (iii) to refrain from publishing, distributing, or disclosing any part of such Confidential Information to a third party without prior written consent of Company. Consultant further agrees, at all times, to refrain from any other acts or omissions that would reduce the value of such Confidential Information to Company.  Consultant will immediately notify Company if he learns that Confidential Information has been disclosed or is about to be disclosed in violation of this Agreement, whether by Consultant’s acts, acts of third parties, law, regulation or court order, and shall cooperate with Company’s efforts to prevent or limit unauthorized disclosure of Confidential Information.

(c)                                  Upon termination of this Agreement, Consultant agrees to promptly surrender to Company all documents or items which are the property of Company or which contain or comprise such Confidential Information.

(d)                                 Consultant’s duties of confidence to Company and other duties pursuant to this Agreement, shall survive the termination of this Agreement for any reason.

5.                                      Inventions and Works of Authorship.

(a)                                 Consultant agrees to promptly and fully disclose in writing to Company any invention, discovery, idea, work of authorship, development, improvement, method or product, know-how and data (collectively, “Inventions”), whether or not patentable, which are made, conceived or reduced to practice by Consultant during the term of this Agreement that either: (i) result from any work performed by Consultant for Company; or (ii) relate to the business of the Company (collectively, “Company Inventions”).  Consultant agrees that Company Inventions shall be the sole property of Company and agrees to assign and does hereby assign to Company all right, title, and interest in and to all Company Inventions, including any and all related patents, copyrights, trademarks, trade names, trade secrets and other industrial and intellectual property rights and applications therefor, anywhere in the world.  Consultant hereby waives any moral rights in any Company Inventions to the maximum extent allowed under applicable law.

(b)                                 Consultant will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the making, conception and/or first actual reduction to practice of any Company Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

(c)                                  The Consultant agrees that if in the course of performing the Services, the Consultant incorporates into any Company Invention any Invention or other proprietary information owned by the Consultant or in which the Consultant has an interest, (i) the Consultant shall inform Company and receive Company’s consent, in writing, before incorporating such Invention or other proprietary information into any Company Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license, with right to grant sublicenses, to fully use, reproduce, utilize, distribute (through multiple tiers of distribution), commercialize and otherwise exploit such Invention, including a right and license to make, have made, use, sell, offer to sell, develop, have developed, make derivative works, distribute, display, import, lease or otherwise dispose of Company products embodying, incorporating, or otherwise based on the Inventions.  The Consultant shall not incorporate any Invention or other proprietary information owned by any third party into any Company Invention without Company’s prior written permission.

(d)                                 All of Company’s patents, copyrights, trade secrets and other intellectual property rights relating to the subject matter of this Agreement that were developed by Company prior to this Agreement or independent thereof shall be owned by Company and Consultant shall have no ownership, license, or other use rights therein except as set forth in this Agreement.

(e)                                  Consultant shall cooperate in executing any documents as may be necessary or desirable to further confirm the foregoing assignment or to assist Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Company Invention.  The Consultant agrees that if Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Company Inventions, then the Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

6.                                      Independent Contractor. Consultant’s relationship with Company is and shall be that of an independent contractor, and neither party is authorized to nor shall act as the agent of the other. Consultant agrees that he or she will be solely responsible for the payment of all taxes relating to the compensation paid pursuant to this Agreement.

7.                                      Indemnification.  Consultant shall indemnify and hold harmless Company and its affiliates, officers, directors, employees, and agents from and against all liabilities, losses, costs and expenses (including reasonable attorneys’ fees) and damages arising out of or resulting from (i) any willful misconduct or negligent act or omission of Consultant, (ii) any breach of this Agreement by Consultant, or (iii) any violation by Consultant of any local, state, or federal law, rule, or regulation applicable to the performance of Consultant’s obligations under this Agreement.  This Section 7 shall survive any termination or expiration of this Agreement.

8.                                      Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, or by Federal Express postage prepaid and addressed to the party to be notified at the address for such party set forth in the introductory paragraph above, or at such other address as such party may designate by ten (10) days advance written notice to the other parties.

9.                                      Remedies. Consultant acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, Company shall have the right to obtain injunctive relief.

10.                               Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to other relief to which such party may be entitled.

11.                               Successors and Assigns. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

12.                               Amendment and Modification. No amendment, modification or supplement of this Agreement shall be binding unless executed in writing and signed by all of the parties hereto.

13.                               Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. This Agreement shall supersede any and all previous and existing Consulting Agreements between Company and Consultant. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

By:	/s/ Gary Pace	Consultant	8/17/12
	Name	Title	Date

PACIRA PHARMACEUTICALS, INC., a California Corporation

By:	/s/ Dave Stack	CEO	8/17/12
	Name	Title	Date

EXHIBIT A

Scope of Services of Consultant:

The scope of consulting work contemplated by this Agreement shall be as follows:  Consultant will have the title of Technical Advisor to Company’s Chief Executive Officer and Board of Directors.  Consultant will drive a central process for technical analysis and scientific data based decision making in addition to his role as the project lead for the Spray Process.

Consulting Fees:

Consultant shall be compensated at the rate of $15,000 per month, to be billed monthly via invoice.  Invoices shall be paid within thirty (30) days of receipt at Pacira.  Invoices must be sent electronically to Accountspayable@pacira.com.

In addition to the fee set forth above, Consultant shall be eligible to receive a bonus (the “Bonus”) upon the approval by the United States Food and Drug Administration (the “FDA”) of Company’s Suite C manufacturing facility for EXPAREL (“Suite C”):

FDA Approval of Suite C on or before:	Bonus Amount:
November 30, 2013	$200,000
December 31, 2013	$100,000
January 31, 2014	$50,000

The Bonus shall be paid not later than thirty (30) days following the FDA’s approval for Suite C.

Equity Compensation:

Subject to the approval of the Board of Directors of Pacira Pharmaceuticals, Inc., a Delaware corporation and parent company to Company (“Parent”), Parent shall grant to Consultant an option (the “Option”) to purchase an aggregate of 70,000 shares of Common Stock, $0.001 par value per share, of Parent (the “Option Shares”).  The Option will be subject to the terms and conditions of Parent’s 2011 Amended and Restated Stock Incentive Plan (the “Plan”) and the accompanying Stock Option Agreement which Consultant will be required to execute as a condition to receipt of the Option.  The Option Shares shall vest in accordance with the Plan and the Stock Option Agreement.

Reimbursement of Expenses:

•                  Company will reimburse consultant for all pre-approved travel and related expenses.

•                  Consultant is responsible for making all travel arrangements through his/her travel agent, unless otherwise instructed.

•                  Expense reports should be submitted to Company with corresponding receipts within five (5) days of the completed travel.

Pacira Pharmaceuticals Contact:

Name Dave Stack

Title Chief Executive Officer
Pacira Pharmaceuticals, Inc.

5 Sylvan Way
Parsippany, NJ 07054

Tel: 973-254-3560